UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

___________________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act 1934

Date of Report (Date of earliest event reported): September 23, 2009

GLOBALSTAR, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-33117	41-2116508
(State or Other Jurisdiction of Incorporation	(Commission File Number)	(IRS Employer Identification No.)

461 South Milpitas Blvd. Milpitas, California		95035
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (408) 933-4000

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d.2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01  Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On September 28, 2009, Globalstar, Inc. received a letter from The Nasdaq Stock Market informing the company that for the last 30 consecutive business days the bid price of Globalstar’s common stock has closed below the minimum $1.00 per share requirement for continued inclusion under Listing Rule 5450(a)(1). The letter stated that Nasdaq will provide Globalstar a grace period of 180 calendar days, or until March 29, 2010, to regain compliance. To regain compliance, any time before March 29, 2010, the bid price of Globalstar’s common stock must close at $1.00 per share or more for a minimum of 10 consecutive business days. If Globalstar does not regain compliance with Rule 5450(a)(1) by March 29, 2010, Globalstar will be eligible for an additional 180 calendar day compliance period if it meets The Nasdaq Capital Market initial listing criteria except for the bid price requirement. If Globalstar is not eligible for an additional compliance period, Nasdaq will provide it with written notification that its common stock will be delisted. At that time, Globalstar may appeal to the Listings Qualifications Panel Nasdaq’s determination to delist its common stock.

Item 5.02    Departure of Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 23, 2009, the Board of Directors approved a non-qualified stock option grant and performance-based bonus arrangement with Peter J. Dalton, who became Globalstar’s Chief Executive Officer in July 2009.  Mr. Dalton received options to purchase 3,000,000 shares of common stock with an exercise price of $0.83 per share (the closing price on the grant date), of which 1,500,000 are vested and immediately exercisable.  The remaining options will vest and become exercisable only if the closing price of Globalstar’s common stock exceeds $3.00 per share for a consecutive 20 trading day period.  Any unexercised or unvested options will be forfeited if Mr. Dalton resigns from service as a Globalstar officer or director or is otherwise unable to continue service, if Mr. Dalton declines nomination for an additional term as a director or informs Globalstar he will not serve if elected to a new term, or if a majority of the Board (other than Mr. Dalton) requests his resignation for cause.

In addition, Mr. Dalton will be entitled to a cash bonus if, during his service as Chief Executive Officer and director, he is materially involved in arranging and concluding the sale, exchange or transfer of all of Globalstar’s equity or all or substantially all of its assets if the holders of its common stock receive at least $3.00 per share before taxes.  The bonus payment would be equal to 1% of the difference between $3.00 and the per share purchase price for the transaction multiplied by the number of outstanding shares of common stock immediately prior to the closing of the transaction.

Item 5.03   Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On September 24, 2009, Globalstar filed with the Secretary of State of Delaware an amendment to its amended and restated certificate of incorporation increasing the number of its authorized shares of capital stock from 900,000,000 to 1,100,000,000 shares, increasing the number of shares designated as voting common stock from 800,000,000 to 865,000,000 and designating a new series of 135,000,000 shares of nonvoting common stock.

The amendment amends and restates paragraph FOURTH of Globalstar’s Amended and Restated Certificate of Incorporation.  Other than the changes to the outstanding capital described above, the terms of Globalstar’s existing common stock and Series A Convertible Preferred Stock, and Globalstar’s ability to issue “blank check” preferred stock (preferred stock the terms of which are determined by the Board of Directors upon issuance) were restated in their existing forms.

The nonvoting common stock has identical rights and privileges, including dividend and liquidation rights, as Globalstar’s existing common stock, except that holders of nonvoting common stock will not be entitled to vote on most actions, including the election or removal of directors, other than certain extraordinary transactions as required by Delaware law.  Holders of nonvoting common stock will have the right to convert their shares into voting common stock (i) at the discretion of any holder; provided, however, that if the holder is Thermo Funding Company or its affiliates (“Thermo”), conversion will not be permitted if it would cause Thermo to own directly or indirectly voting stock in the election of directors representing 70% or more of the total voting power of all of Globalstar’s outstanding voting stock having power to vote in the election of directors, (ii) the transfer (or, in the case of a transfer pursuant to a registration statement filed with the Securities and Exchange Commission or Rule 144 under the Securities Act of 1933, as amended, the proposed transfer) of such share of nonvoting common stock by the holder thereof to any transferee other than Thermo, (iii) our merger or consolidation with or into any other corporation (except a subsidiary of Globalstar or of Thermo) or (iv) the sale of all or substantially all of Globalstar’s assets.

Item 8.01    Other Events.

Globalstar held its annual meeting of stockholders on September 23, 2009, at which the stockholders elected Peter J. Dalton, William A. Hasler and James Monroe III to serve as Class C directors until the annual meeting in 2012 and approved an amendment to Globalstar’s amended and restated certificate of incorporation described in Item 5.03.

The voting results will be provided in Globalstar’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2009.

Item 9.01    Financial Statements and Exhibits.

(d) Exhibits

3.1	Amended and Restated Certificate of Incorporation, as amended through September 24, 2009
10.1	Award Agreement between Globalstar, Inc. and Peter J. Dalton dated September 23, 2009
99.1	Press release dated September 29, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GLOBALSTAR. INC.

/s/ Fuad Ahmad
Fuad Ahmad
Senior Vice President and Chief Financial Officer
Date: September 29, 2009